JTM

                       An INDUSTRIALSERVICESGROUP Company

                                February 6, 1998

Brett A. Hickman, Esquire
87 North Foxhill Road
North Salt Lake, Utah 84054

Dear Brett:

         This letter is written to confirm the agreement (this "Agreement") which we have reached wherein you will be employed by JTM Industries, Inc. ("JTM" or the "Company"). We at JTM are happy to have you as a member of the senior management team and look forward to working with you. In consideration of your decision to leave your current position and join JTM, JTM agrees that your responsibilities, compensation and benefits will be as set forth herein.

1. The term of this Agreement shall begin on the date upon which you accept it and shall expire on October 13, 2000.

2. You will be employed in the position of Sr. Vice President, General Counsel and Secretary of JTM and its affiliated companies, including its parent company, Industrial Services Group, Inc. Your responsibilities will be to manage the legal affairs of the Company and to report directly to me. You will be provided with such clerical, paralegal and support staff and assistance as are necessary to perform your duties.

3. You will receive an initial annual salary of $120,000.00 (paid twice monthly in accordance with Company policy), less statutory deductions and withholding. Your salary will be subject to annual review in accordance with Company policy.

4. You will receive all of the benefits of all executive incentive, savings, retirement, vacation and stock option plans and programs currently maintained or hereinafter established by the Company for the benefit of its senior management and/or officers.

5. You and your family will receive all benefits under each welfare benefit plan of the Company currently maintained or hereinafter established by the Company for the benefit of its employees. Such welfare benefit plans will include, without limitation, medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

6. Even though you are beginning your employment during the fiscal year, you will be paid a bonus for this fiscal year, if one is earned by other management employees of the Company, as if you were an employee of the Company for the entire fiscal year.

7. You will receive a monthly automobile allowance in the amount of $750.00.

8. If your employment relationship with JTM is terminated for any reason, including but not limited to your death or disability, other than just cause (defined as your conviction for a felony or your wilful refusal to perform your duties), at any time during the term of this Agreement, or any extension hereof, or by the expiration of this Agreement, then JTM will: (i) pay you (or in the event of your death, your beneficiary) a severance package equal to one year of your salary at the time of termination (in the form of a continuation of your salary for said one year period), along with an extension of all benefits
(insurance, automobile allowance, etc.) for the same period of time and an amount equal to the bonus which would be paid to you during the year in which the employment relationship is terminated had the relationship not been terminated.

9. If, at any time during the period beginning upon the termination of your employment with JTM and until two years after such date (but in no event later than five years from the date of this Agreement), you (or in the event of your death, your family) desire to return to any State in the Southeastern United States, JTM will: (i) pay your (or in the event of your death, your beneficiary) all costs involved in relocating you and your family (which shall include, but not be limited to, the payment of all closing costs associated with the sale of your residence and the purchase of a new residence in the city to which you relocate and the payment of any discount points or costs necessary for you to obtain a 30 year fixed rate mortgage at 7.0% for the purchase of the new home) to a city of your choice in the Southeastern United States; and, (iii) will purchase your Salt Lake City home for market value or original purchase price, whichever is higher.

10. You will be allowed to continue your relationship as General Counsel, Western Division, or some similar position, for Laidlaw Environmental Services, Inc. ("Laidlaw") provided that you devote no more than one working day per week (you may also devote such additional after work and week-end time as you desire) toward these responsibilities to Laidlaw. You may also devote time to any other projects or matters which I request or direct you to manage.

         If this letter accurately sets forth our agreement, please sign this letter on the space indicated below, and return a copy to me.

                                   Sincerely,

                                   /s/ R Steve Creamer
                                   --------------------
                                   R Steve Creamer
                                   Chairman of the Board
                                   and Chief Executive Officer

RSC/bh

/s/ Brett A. Hickman
--------------------
Brett A. Hickman

Accepted:  February 10, 1998